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LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY JASON T. MOGEL ROBERT PROBST EDWARD J. VONDERBRINK ROBERT H. WEISMAN THE LCA-VISION FULL VALUE COMMITTEE
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On February 6, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

On March 12, 2009, the Committee sent the following letter to shareholders:

LCA-VISION FULL VALUE COMMITTEE

March 12, 2009

Dear Fellow Shareholder:

First, the bad news: In a display of astonishing inattention and disregard for stockholder interests, the LCA-Vision (NASDAQ: LCAV) Board recently granted options totaling at least 365,307 shares to Steven Straus and other members of LCAV’s executive team.  These grants represent over 2% of the Company’s outstanding shares – the stockholders’ equity.  This is the same Board and management that presided over a loss of over 94% of the market value over the past 2 years; that delivered stockholders an adjusted operating loss of approximately ($25) million in 2008, capping off the year with the largest quarterly loss in LCAV’s history; and that the vast majority of LCAV’s key revenue producers (its affiliated physicians) don’t trust with the management and strategic direction of the company.

The good news:  Thanks to our efforts, these options grants have been rescinded.  On March 9th, we sent a letter to the Compensation Committee of the LCAV Board pointing out that the option grants exceeded the explicit limits imposed by the terms of the 2006 Stock Incentive Plan stockholders approved at the 2006 annual meeting. Pursuant to the Plan, options covering no more than 37,500 shares may be granted to any one individual in any one year.  The Board obliterated those limits in granting Mr. Straus options for 108,816 shares, and each of three other top executives options for 85,497 shares.  In a terse filing on March 11th, the Compensation Committee, characterizing the grants as made “in accordance with its customary practices,” announced that they had “inadvertently exceeded the limitation” set forth in the Plan.

Unfortunately for stockholders, this is not the first time that the Board and management have lined their own pockets in the face of LCAV’s ever-declining performance. Steve Straus is now entitled to receive two years of severance even upon non-renewal of his employment agreement, and he is entitled to full vesting of his unearned performance vesting shares as if these shares had been earned at target level.  Stockholders should only be so lucky.  Similarly, according to RiskMetrics Group (RMG), the annual retainer fee of $225,000 paid to LCAV’s part-time, non-executive chairman “represented the maximum in annual retainer fees paid to chairmen in the comparison of companies in all industries.”  RMG goes on to note, “the company’s market capitalization has declined significantly, while total director pay has remained the same.”

While we are glad that the options have been rescinded, the episode leaves us with many, deeply troubling questions.  How could the Compensation Committee of a public company, responsible for the administration of the Company’s executive remuneration arrangements, “inadvertently” blow through limits set out in black and white in a stockholder-approved stock incentive plan?  How could LCAV’s Board, chaired by Mr. Tony Woods, and its Compensation Committee, chaired by Mr. Bill Bahl, be so asleep at the wheel as to let this fiasco occur under their supposed watch?

We believe the underlying themes are chillingly consistent: ignorance and arrogance.  The Compensation Committee did not understand the authority granted to it by stockholders under the Plan, nor did they care to do the diligence necessary to find out.  We are also troubled that the Board, having blundered into these inappropriate grants, rescinded them “at the recommendation of the company’s chief executive officer.”  It is our understanding that stockholders elect the Board to oversee, direct and hold accountable management of the company for the benefit of the stockholders.  As the sad tale of LCAV stockholder value attests, stockholders beware when a Board instead tries to delegate these fundamental duties back to management.  Relevant here is the proverbial fox in the henhouse.

As LCAV’s largest stockholder, we question the duty of care and loyalty the Board brings to its responsibilities, the care with which the Board oversees stockholder assets, and the seemingly reckless, rubber-stamp inattention that lets the Board hand out our equity like candy bars on Halloween.  If the Board is capable of such blatant lack of care and attention to its duties in the midst of a proxy contest when the spotlight is on, all stockholders should fear what costly and unfortunate surprises may be in store if that spotlight were off.  If we had not caught and raised this issue, who would?  The Board itself?  We think not.

Have there been similar lapses in the past that we don’t know about?  Most chillingly – is the Board really paying attention to the rosy predictions and assurances management has been making recently in their effort to convince stockholders of the bright future ahead?  Will the Board closely monitor the company’s progress and demand accountability from, and change in, management if and when management once again fails to deliver on its  promises?  Given the current, dire state of the company, the very viability of LCAV and the remaining value of stockholders’ investment rides on the answer to that question.  What we as stockholders know for certain is the past.  The Board appears to have taken no action when management failed to hit consensus estimates for every single quarter of 2008, and 6 of the 8 quarters Steve Straus has served as LCAV’s CEO.  Nor did the fact that the Company’s same store procedure volume has lagged the industry for the last seven quarters seem to raise any “red flags” for the Board.  As stockholders currently captive to this Board, we can all only hope that the Board does not suffer from color blindness.
We are dismayed and disgusted by the arrogant carelessness displayed by the Board in this fiasco.  We are offering stockholders an opportunity to step in and change the Board of LCA-Vision before it’s too late.  You can do your part to make it happen by signing, dating and returning a WHITE Consent card today.  Remember - we need the consents of a majority of the outstanding shares to succeed, so doing nothing is effectively a vote for the incompetent status quo.  As a fellow stockholder, help us help us all.

Thank you for your support.

Sincerely,

LCA-Vision Full Value Committee